Exhibit 99.1

Gain Therapeutics, Inc.

Reports Second Quarter 2021 Financial Results and Business Update

Announced Multi-Target Drug Discovery Collaboration with Zentalis Pharmaceuticals in Oncology

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Granted Two Patents for Compounds that Stabilize G-Case for Gauchers Disease and other Synucleinopathies including Parkinsons Disease, Lewy Body Dementia and Alzheimer’s Disease

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$43.2 Million in Cash as of June 30, 2021, Provides Runway into Second half of 2023 and a Strong
Cash Position to Advance the Company’s Programs

BETHESDA, Md., August 11, 2021 (GlobeNewswire) – Gain Therapeutics, Inc. (Nasdaq: GANX) (“Gain”, or the “Company”), a biotechnology company focused on identifying and optimizing allosteric binding sites that have never been targeted in neurodegenerative diseases and lysosomal storage disorders, today announced its financial results as of and for the second quarter  June 30, 2021 and highlighted recent corporate accomplishments.

Eric Richman, Chief Executive Officer of Gain, added, “We are pleased with the progress in advancing our preclinical compounds to the clinic and announced important and compelling data related to our GBA Parkinson’s program.  Our SEE-Tx supercomputing platform technology designed to  identify novel allosteric binding sites on misfolded proteins continues to meet objectives within our internal pipeline and our external pharmaceutical partnerships. We continue to advance our pipeline towards achieveing our mission in redefining drug discovery and developing novel therapies for devastating conditions with significant unmet medical need.”

Business and Recent Developments

●	Expansion of Intellectual Property Portfolio. GAIN continues to expand its intellectual property portfolio and in June announced the publication of two PCT patents. PCT/IB2020/061158 and PCT/IB2020/0611156 are directed at compounds targeting misfolded beta-glucocerebrosidase (GBA) and galactosylceramidase (GALC) respectively, addressing central nervous system (CNS) and demyelinating disorders such as Parkinson’s Disease, Lewy body dementia and Alzheimer’s Disease.

●	Signed Multi-Target Drug Discovery Collaboration with Zentalis Pharmaceuticals in April to discover new product candidates for the treatment of cancer. The Company will utilize its proprietary SEE-Tx™ computational platform technology to identify new sites on target proteins for potential use in oncology. The intended deliverables are newly discovered targets or target protein interactions that can then be drugged for therapeutic benefit to intervene on protein misfolding.

●	Presented at the 26th International Association of Parkinsonism & Related Disorders (IAPRD) World Congress in May. Awarded top 10 best abstract, the presentation highlighted both in vitro & in vivo pre-clinical data demonstrating the potential of STAR compounds for the treatment of GBA1 Parkinson’s Disease. Through partnerships with the Michael J. Fox Foundation and the Silverstein Foundation for Parkinson’s with GBA, GAIN identified two STAR lead candidates (GT-02287 and GT-02329) that can potentially help Parkinson’s patients with GBA1 gene mutations as well as patients whose GCase protein is misfolded due to ageing cellular processes.

●	Expansion of the leadership team. In June, Terenzio Ignoni Pharm.D., joined the leadership team as SVP Quality and CMC overseeing all manufacturing operations, global CMC regulatory developments, and quality. Dr. Ignoni joins the Company with more than 20 years of experience in the biopharma industry, holding senior positions in multinational pharmaceutical companies including Jazz Pharmaceuticals, Gentium, Vicuron and Zambon Group.

●	Strong cash position to advance the Company’s programs. As of June 30, 2021, the Company’s cash position was $43.16 million, compared to $7.49 million as of December 31, 2020.

Upcoming 2021 & 2022 Milestones

●	New Data Release – Top line data from collaboration with University of Maryland School of Medicine on GBA-associated Parkinson’s Disease in IPSC model.
●	Industry Conference - Full data from collaboration with University of Maryland School of Medicine on GBA-associated Parkinson’s Disease.
●	Initiate IND-enabling studies 2021 - Gaucher’s / Parkinson’s Disease.

Financial Results

For the second quarter ended June 30, 2021, as compared to the second quarter ended June 30, 2020:

◾Revenues were $89 thousand compared to $7 thousand
◾Research and development expenses were $1,794 thousand compared to $439 thousand
◾General and administrative expenses were $1,810 thousand compared to $100 thousand
◾	Total operating expenses increased to $3,604 thousand, which include the impact of non-cash stock-based compensation and warrants for $536 thousand, compared to $539 thousand
◾Net loss was $3,557 thousand compared to $543 thousand
◾	GAAP basic and diluted net loss per share was $0.30, compared to basic and diluted net loss per share of $0.27

Revenues were $89 thousand for the three-month period ended June 30, 2021 compared to $7 thousand for the same period of 2020. The increase was primarily attributable to program initiation fees and development services on the first target development program identified under the collaboration agreement with Zentalis Pharmaceuticals.

Research and development expenses of $1,794 thousand for the three-month period ended June 30, 2021 compared to $439 thousand for the same period of 2020, an increase of $1,355 thousand. The increase in research and development expenses was primarily driven by increased program development activities related to the advancement of the Company’s pre-clinical pipeline, as well as increased personnel-related costs resulting from an increase in employee headcount, which includes the impact of non-cash stock-based compensation.

General and administrative expenses were $1,810 thousand for the three-month period ended June 30, 2021 compared to $100 thousand for the same period of 2020, an increase of $1,710 thousand. This increase was primarily due to an increase in personnel-related costs resulting from an increase in employee headcount, which includes the impact of non-cash stock-based compensation, warrants, increase in expenses for legal fees relating to patent and corporate matters, professional fees for accounting and investor relations as we continue to expand our business and build management infrastructure.

As a result of the above, net loss was $3,557 thousand, or ($.30) per share basic and diluted, for the three-month period ended June 30, 2021, compared to $543 thousand or ($.27) per share basic and diluted, for the same period of 2020. The increase in net loss was due to increased research and development expenses, as well as an increase in general and administrative expenses primarily related to investments in the Company’s infrastructure as a publicly traded company.

Cash and cash equivalents were $43.16 million as of June 30, 2021 compared to $7.49 million at December 31, 2020.  The increase was primarily the result of the completion of the Company’s initial public offering, from which the Company received aggregate net proceeds of $42.6 million offset by net cash used in operating, investing and payment of deferred offering cost for $6.93 thousand.

About Gain Therapeutics, Inc.

Gain Therapeutics, Inc. is positioned at the confluence of technology and healthcare and focused on redefining drug discovery with its SEE-Tx™ target identification platform. By identifying and optimizing allosteric binding sites that have never before been targeted, Gain is unlocking new treatment options for difficult-to-treat disorders characterized by protein misfolding. Gain was established in 2017 with the support of its founders and institutional investors. It has been awarded funding support from The Michael J. Fox Foundation for Parkinson’s Research (MJFF) and The Silverstein Foundation for Parkinson’s with GBA, as well as from the Eurostars-2 joint program with co-funding from the European Union Horizon 2020 research and Innosuisse. In July 2020, Gain Therapeutics, Inc. completed a share exchange with Gain Therapeutics, SA, a Swiss corporation, whereby GT Gain Therapeutics SA became a wholly owned subsidiary of Gain Therapeutics, Inc.  For periods and at dates prior to the Corporate Reorganization, the consolidated financial statements were prepared based on the historical financial statements of GT Gain Therapeutics SA.

For more information, please visit https://www.gaintherapeutics.com

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements." In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms and other comparable terminology. These statements are not historical facts but instead represent the Company's belief regarding future results, many of which, by their nature, are inherently uncertain and outside the Company's control. It is possible that actual results, including with respect to any financial forecast or the possibility of any future regulatory approval or filing, may differ materially from those anticipated in these forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, as filed with the Securities and Exchange Commission on May 5 2021, as well as other documents that may be filed by the Company from time to time.

New risks and uncertainties arise over time, and it is not possible for us to predict all such factors or how they may affect us. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We are under no duty to update any of these forward-looking statements after the date of this earnings release to conform these statements to actual results or revised expectations. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this earnings release.

Gain Therapeutics, Inc.

CONSOLIDATED BALANCE SHEETS (unaudited)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$43,162,583	$7,492,910
Restricted cash	10,969	11,371
Accounts receivable	353,166	8,548
Prepaid expenses and other current assets	808,456	257,011
Deferred offering costs	$—	$1,217,988
Total current assets	$44,335,174	$8,987,828

Non-current assets:
Property and equipment, net	75,063	29,633
Internally-use software	19,357	—
Operating lease - right of use assets	812,410	523,080
Restricted cash	31,100	—
Long-term deposits and other non-current assets	79,924	63,817
Total non-current assets	$1,017,854	$616,530
Total Assets	$45,353,028	$9,604,358

Current liabilities:
Accounts payable	978,393	961,516
Operating lease liability - current	181,306	122,756
Other current liabilities	848,343	767,380
Tax provision	6,837	1,070
Deferred income	370,518	239,483
Loans - short term	$65,474	$22,626
Total current liabilities	$2,450,871	$2,114,831

Non-current liabilities:
Defined benefit pension plan	235,690	171,558
Operating lease liability - non-current	630,902	400,324
Loans - long term	$646,661	$715,656
Total non-current liabilities	$1,513,253	$1,287,538

Stockholders’ equity
Series A Preferred Stock, $0.0001 par value: nil and 1,185,879 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	—	118
Series B Preferred Stock, $0.0001 par value: nil and 2,965,600 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	—	297
Common Stock, $0.0001 par value: 11,876,460 and 7,694,642 issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	1,188	354
Additional paid-in capital	54,593,827	13,388,771
Accumulated other comprehensive loss	(164,118)	(152,698)
Accumulated deficit	(7,034,853)	(3,457,171)
Loss of the period	(6,007,140)	(3,577,682)
Total Stockholders’ equity	$41,388,904	$6,201,989
Total Liabilities and Stockholders’ equity	$45,353,028	$9,604,358

Gain Therapeutics, Inc

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Collaboration revenues	81,617	—	81,617	—
Other income	7,556	6,373	12,824	13,047
Total revenues	$89,173	$6,373	$94,441	$13,047

Operating expenses:
Research and development	(1,793,508)	(438,868)	(3,215,018)	(856,127)
General and administrative	(1,810,228)	(99,970)	(2,860,903)	(201,644)
Total operating expenses	(3,603,736)	(538,838)	(6,075,921)	(1,057,771)

Loss from operations	$(3,514,563)	$(532,465)	$(5,981,480)	$(1,044,724)

Other income (expense):
Interest income/(expenses), net	5,901	(1,517)	7,310	(3,265)
Foreign exchange gain/(loss), net	(44,371)	(4,857)	(25,832)	(73,771)
Loss before income tax	$(3,553,033)	$(538,839)	$(6,000,002)	$(1,121,760)

Income tax	(3,660)	(4,523)	(7,138)	(5,870)

Net Loss	$(3,556,693)	$(543,362)	$(6,007,140)	$(1,127,630)

Net loss per shares:
Net loss per share attributable to common stockholders - basic and diluted	$(0.30)	$(0.27)	$(0.71)	$(0.57)
Weighted average common shares - basic and diluted	11,876,460	1,981,765	8,431,410	1,981,765

SOURCE: Gain Therapeutics, Inc.

Investor & Media Contacts:

Gain Therapeutics Investor Contact:
Daniel Ferry
LifeSci Advisors
+1 (617) 430-7576
daniel@lifesciadvisors.com

Gain Therapeutics Media Contact:
Joleen Schultz
Joleen Schultz & Associates
+1 760-271-8150
joleen@joleenschultzassociates.com